UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K/A

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

October 21, 2005

Date of Report (Date of earliest event reported)

ADVANCED MICRO DEVICES, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-07882	94-1692300
(State of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

One AMD Place

P.O. Box 3453

Sunnyvale, California 94088-3453

(Address of principal executive offices) (Zip Code)

(408) 749-4000

(Registrant’s telephone number, including area code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01. Regulation FD Disclosure

On November 4, 2005, Spansion, a majority-owned subsidiary of Advanced Micro Devices, Inc. (the “Company”), filed Amendment No. 5 to its Registration Statement on Form S-1, which included an update to Spansion’s outlook for the fourth fiscal quarter. Accordingly, the Company is filing this amendment to its Current Report on Form 8-K originally filed on October 21, 2005, to provide the following information in connection with its Memory Products Group.

The Company’s Memory Products Group had a book-to-bill ratio of 1.1:1 during the first quarter of fiscal 2005, 1:1 during its second quarter of fiscal 2005 and 1.4:1 during the third quarter of fiscal 2005. The Memory Product Group’s book-to-bill ratio is a demand-to-supply ratio for orders, which the Company calculates by dividing the value of orders booked for Spansion Flash memory products during a fiscal quarter by the value of orders invoiced for such products during that quarter. The book-to-bill ratio is an important indicator of demand in the Flash memory industry and one that the Company monitors closely to evaluate the near-term demand outlook for Spansion Flash memory products. A book-to-bill ratio that is greater than 1:1 indicates that the Memory Products Group’s backlog is building and that the Company is likely to see increasing net sales of Spansion Flash memory products in future periods. Conversely, a book-to-bill ratio that is less than 1:1 is an indicator of declining demand and indicates that the Company is likely to see decreasing net sales of Spansion Flash memory products in future periods. However, while the book-to-bill ratio is useful as an indicator of future net sales, it is not necessarily determinative because a variety of factors may affect actual net sales in any particular quarter, including cancellation or postponement of bookings.

The Company expects Memory Products Group net sales to increase during the fourth quarter of fiscal 2005 compared to the third quarter of fiscal 2005.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ADVANCED MICRO DEVICES, INC.

Date: November 3, 2005	By:	/s/ Faina Medzonsky
Assistant Secretary